Exhibit 99.2

Event ID: 5114866

Culture: en-US

Event Name: Qualstar Corporation to Discuss its Latest Investor Presentation - Conference Call

Event Date: 2013-06-19T21:00:00 UTC

C: Vanessa Lehr;Qualstar Corporation;IR

C: Larry Firestone;Qualstar Corporation;CEO

C: Allen Alley;Qualstar Corporation;Chairman

C: Bud Laber;Qualstar Corporation;Board Member

P: Operator;;

+++ presentation

Operator: Welcome to the Qualstar Corporation Conference Call. My name is Adrian and I'll be your operator for today's call. At this time, all participants are in a listen-only mode. Later, we'll conduct a question-and-answer session. Please note this conference is being recorded. I'll now turn the call over to Vanessa Lehr. Vanessa Lehr, you may begin.

Vanessa Lehr: This conference call contains forward-looking statements relating to expectations planned or prospects for Qualstar Corporation that are based upon the current expectations and beliefs of Qualstar's management, including financial and market growth projections and product development and operating plan.

There can be no assurance that we will achieve our plans or objectives and we ask that you refer to the most recent filings of SEC for important risk factors that could cause actual results to differ materially from these forward-looking statements. All statements made in this conference call are made only as of today's date. Qualstar undertakes no obligation to update the information in this conference call whether as a result of new information, future events or otherwise.

To obtain copies of the latest SEC filings, please sec.gov or visit our Web site. In addition, in connection with the 2013 annual meeting of shareholders, Qualstar has filed a Definitive Proxy Statement and a WHITE Proxy Card with the SEC and has mailed the proxy statement and the proxy card to its shareholders. Qualstar urges investors and shareholders to read the proxy statement which may be obtained free of charge at the sec.gov, at Qualstar's Web site or from Qualstar's proxy solicitor, MacKenzie Partners.

Qualstar, its director, director nominees and certain officers are deemed to be participants in solicitation of proxies from shareholders as disclosed in the Definitive Proxy Statement and other relevant documents filed with the SEC. Now I would like to turn the call over to Larry Firestone, Chief Executive Officer of Qualstar. Larry?

Larry Firestone: Thank you, Vanessa and hello everyone and thank you for joining us this afternoon for an update on our new and improved Qualstar. Joining me on the call today are Allen Alley, our newly appointed Independent Chairman of the Board and Bud Laber, our newest independent board member and Chairman of the Audit Committee.

After our remarks, we will open the call for questions from our shareholders. Now let me turn it over to Allen.

Allen Alley: Thanks, Larry. My partners and I have been building companies since the mid-1980s. I've been an entrepreneur, a venture investor, and staff on many boards. I've worked with great people who have built great companies from startups to billion-dollar public companies. We have a simple basic formula for success; identify large markets, establish a proprietary position and then fund and support great people. I believe we have this combination here at Qualstar.

Let me start by giving you some of the things I considered when I looked at joining the Qualstar board. If you turn your attention to the slides five and six, we've all read about the explosion of data that's being created from cellphones to satellites. A variety of storage solutions exist from ultra-high performance solid state drives to magnetic tape drives to tape.

The difficulty is data creation is quickly outstripping the ability to cost-effectively store and retrieve it. Qualstar has 20 plus years of experience and intellectual property in the compelling market for storage and retrieval of what now is called Big Data.

Turning to slide seven, let me give you some idea of how some industry leaders view this opportunity. Oracle recently presented a bullish outlook for tape storage stating that a tiered storage solution that uses disks for short-term storage and tape for long-term archival could cut a new enterprise storage system cost in half from $8,000 per terabyte with a disk-only solution to $4,000 a terabyte when a TapeLibrary is added.

Oracle also noted a 2012 IDC forecast that predicted global installed enterprise tape storage capacity for data archival to grow more than 500% in only four years from 10 million terabytes in 2011 to 50 million terabytes by 2015.

Finally, Fred Moore of Horison Information Strategies noted in a recent report, quote, tape vendors continue to innovate and deliver compelling new features with lower economics which are positioning tapes as the optimal choice for long-term archival as well as continuing to play a key role for backup, end of quote.

If you turn to slide eight, we also see exciting new market opportunities for our power supply business. We believe that LEDs will replace incandescent lamps in much the same way that flat panel displays replaced the cathode ray tube. Each one of these new LED lamps requires a power supply that fits perfectly with N2 Power's offerings. According to IMS research, quote, global market revenue for digital power supplies will rise to $12.4 billion in 2017, more than three times the $3.7 billion predicted for 2013, close quote.

In a moment, Larry will tell you about the total transformation of the management and board and just about every process at the company that has occurred at Qualstar during the past year. We have now positioned Qualstar to be a nimble, aggressive, growth-oriented company capable of driving extraordinary shareholder value.

I've been involved with many companies and Qualstar has the feeling of a very exciting startup. It's well-positioned and rapidly growing markets with proprietary intellectual property and a team of dedicated, bright and driven people who are completely focused on winning and driving returns.

One last comment; Mr. Bronson and his three attempts to take control of Qualstar on slides nine and 10. In so doing, he has repeatedly cost us time and money in the midst of a very rigorous turnaround, especially at the end of our fiscal year. The board would be perfectly happy to entertain an offer that reflects an appropriate control premium and the unrecognized value of the changes Larry and the team have made in the business.

So far, all we've seen is a minority shareholder attempting to control the company without a premium. As an independent board member representing and protecting the interests of all the shareholders, I fail to see how that's right. We have reached out to Mr. Bronson, made reasonable offers to settle these costly and time-consuming activities, but for some reason, he insists on continuing this unproductive contest.

The transformation of Qualstar is still less than a year old. The changes that have been made in one year are frankly amazing, but not yet fully recognized in our financial results and our stock price. I hope this call will help investors and shareholders see the direction and the velocity of our strategic plan. We ask you to join us and vote the WHITE Proxy Card.

Now I would like to turn the call back over to Larry who will run you through the transformation of Qualstar.

Larry Firestone: Thank you, Allen. I want to begin today by saying that in my 32 years of turnaround experience working with private and public companies, I've never been more proud of a team than I am of the Qualstar team today.

What we, at Qualstar, have accomplished in reshaping the company in the last 12 months is tremendous. Our people have responded incredibly well. Our engineering team is focused and our sales force is energized. I believe that we have only begun to see some of the early returns for our efforts with the vast majority yet to come.

Now I'd like to share with you, our investors, just how much progress we have made and what you can look forward to in the coming year. First, I'd like to acknowledge the incredible franchise that Qualstar's founder, Bill Gervais, created over the last 29 years. When I joined Qualstar's Board of Directors two years ago, it was evident to me that the company had built an impressive suite of high quality products that were very well regarded by its customers. To this day, we consistently hear this from customers in the storage and power supply markets we serve.

Turning to slide 14, the challenge Qualstar faced was whether its structure, which was built for the peak demand of Y2K, was sustainable in today's dynamic and changing markets. Where a decade or more ago, small companies could maintain an in-house manufacturing facility and still profitably meet market demands, today, that can be a crippling hurdle.

Over the last several years, this infrastructure saddled the company with a large fixed overhead supporting a significant manufacturing facility and led to a number of business, financial and operational challenges ranging from its high breakeven business model, low gross margins in the 27% range, non-scalable, non-ISO-9000 in-house manufacturing with keeping us out of certain markets in tier one reseller opportunities, large inventories with strained working capital, unprofitable products, and mainly needed governance and board enhancements.

Ultimately, we recognized that change was needed if Qualstar was to meet the challenge of today's environment and capitalize on the potential opportunities before it. From the board room to the receiving dock, change has been the theme that Qualstar for fiscal 2013 and the transformation is well underway. We spent the last year looking into virtually every corner of Qualstar and transforming it with a singular goal of delivering a more nimble, profitable and growing company.

In 2013, we have seen improved sales and orders in our storage business that would not have been available to us before we gained access to ISO-9000 compliant and dependable scalable manufacturing. While fiscal 2013's financial results do not yet demonstrate the full power of our revamped model, our gross margins have begun to improve and the losses we experienced this year are largely non-cash one-time charges that will not continue.

On slide 15, our team stepped up and met the challenge over the last 12 months, beginning with the announcement of our strategic plan last June to expand our margins, drive sales growth, drive new product introduction and new product production, and prove our working capital management and explore inorganic growth opportunities.

From there, as you can see on slide 16, we right size the organization in part by consolidating our facilities and our workforce, eliminated unprofitable parts of the business, implemented turnkey ISO-9000 scalable outsource manufacturing with CTS and sold our [RLS] inventory which reduced our inventory and provided cash flow to fund some of our turnaround costs, established a variable cost of goods model, strengthened our internal sales team and began to expand our channels with the addition of resellers, distributors, and non-traditional channels and implemented an engineering structure to add discipline to our design and test processes which will produce new high quality products.

I'm pleased to report that Qualstar is more scalable and flexible than ever before. This company is truly revamped and now has the feel of a startup company, which is pretty exciting. In order to position Qualstar for the future, step one was enhancing the board and management. Today, we have a management team on slide 17 that joins the best Qualstar knowledge with industry and turnaround experience.

Our Qualstar veterans, Bob Covey, our VP of Marketing, Bill Lurie, our VP of Engineering and Randy Johnson, our VP of N2Power Sales have been with the company for decades and remained some of our strongest assets. We brought in some additional talent, most notably Jim Steger, Head of Operations who has run worldwide operations for companies like Seagate, Western Digital, also Steve Wagner, a world-class sales executive to run storage sales and install important processors in systems from pipeline to closure, and Philip Varley, our CFO of successful turnarounds and the author of a book Failure Is Not An Option.

Our executive team is truly well-rounded and complete. This is a purpose built management team that understands the challenge of remaking a business while running the business. They are heads down, driven, and passionate about the success of Qualstar.

Next, on slide 18 and 19, we have simultaneously upgraded our board with three new independent members over the past year to ensure proper governance and oversight of our activities. With the topnotch coaching staff that this board represents, all of whom are driving it toward a common goal, I believe that the team is much stronger now.

In that light, we added Allen Alley as an independent board member and recently appointed Chairman of the Board. You heard Allen talk about his incredibly impressive background with a variety of successful companies earlier. We have also added Dan Molhoek, an attorney who has deep governance experience in large corporations as well as significant M&A advisory experience.

And we also added Bud Laber, a 30-plus year veteran of Arthur Andersen who will also chair our audit committee. And our newly nominated Chester Baffa, a 40-year veteran of the storage and computing business whose relevant sales and marketing experience in the industry have already begun to help our channel development.

The breadth and depth of our board's experience is exactly what we wanted to architect to drive extraordinary value at Qualstar. We are fortunate to have these individuals committed to driving that success at Qualstar. Now, I would like to introduce Bud Laber, our most recent addition to the board.

Bud Laber: Thank you, Larry. As the most recent addition to the board, and with the experience on several public company boards where I served as chairman of the audit committee and in one case, chairman of the compensation committee, you might wonder, why would I with this conservative background want to get involved with a company that's in the middle of a proxy fight.

I worked with Larry several years ago and watched him do some very amazing things at a company when he was a CFO. So I've seen some natural parallels here. But that's not all I see. In addition, as all good teams know you can have the right people on the bus, but if they don't like to sit next to one another and work together, the team won't be as nearly as effective.

What I've seen from meeting these folks is that they really enjoy working with each other and they truly complement one another's skills. They don't work in silos. They work together on solutions. To reiterate what Allen said, I think this is an opportunity to get involved with a company that is very well positioned. And with the incredible efforts that are underway, the company has real potential ahead of it, and I am excited to be part of it. Back to you, Larry.

Larry Firestone: Thanks, Bud. So, with the greatly enhanced management team in the board and a five-step strategic plan in place, we have been transforming Qualstar into a success-driven entity that we believe it can become.

Now, let me walk you through our progress. Turning to gross margins on slide 20, we announced an outsourcing manufacturing agreement with CTS in January of 2013. We exited the library manufacturing business by the end of March and just 60 days later, we produced our first fully outsourced RLS product and we are now producing in volume and shipping directly from CTS to our customers.

Now that CTS is producing our products, we are officially ISO-9000 certified allowing us the flexibility to scale and meet the needs of tier one OEMs. By lowering our cost of goods sold, decreasing our fixed overhead and eliminating 45,000 square feet of manufacturing space, we've already seen notable progress with pro forma gross margins in the 40% range.

Additionally, we can manage our inventory more effectively than ever before and have already decreased inventory by 42% in just nine months. Looking at the sales growth on slide 21 and 22, we strengthened our sales teams in both our storage and N2Power businesses.

In storage, we expanded our sales force and added key leadership with the addition of Steve Wagner, our VP of storage stales. While our N2Power business is design win oriented, our storage is more of an individual installation solution.

As a result, our primary goal in storage is to expand our channel distribution through the addition of key partners and resellers. We spent the last four quarters doing just that, adding 40 new channel partners including our first tier one OEM channel partner announced recently. This was a significant milestone in bringing validation of our storage product line and market potential.

Another important component of our strategy is the potential for alternative sales channels. We are currently in discussions with and pursuing several OEM, non-traditional channel opportunities including alliances with tier one OEMs that should enable the sale of Qualstar products by leveraging our partners' larger sales force allowing us to participate in best of breed solutions and ultimately gain much larger market exposure.

In N2Power, we added six new distributors this year and we're driving an increasing number of design wins having and achieved an impressive 40 wins year to date from both existing and new customer opportunities.

As we have built up our sales team, we are increasing our engagement with resellers and partners. With the successful outsourcing of our manufacturing, we are now able to sell to a new and larger group of customers. In the first two quarters and early in fiscal third quarter of 2013, we had begun to see strong storage bookings growth. However, given the book to ship needs throughout this business, our momentum in the fiscal third quarter was cut short by BKF's tender offer and statements about closing the storage business.

The good news is that the tender offer was withdrawn and our team got back out into the market and continued to drive our business forward with the signing of quite a number of resellers this spring. While we are still closing the books on the fiscal fourth quarter, year to date bookings for our storage business have increased 32% over the last year, a strong indicator of our potential in this business going forward.

On slides 23 and 24, enhancing our new product development processes was also integral to our restructuring. As such, we have reinvigorated N2Power engineering by adding engineers and developing two strategic R&D teams, one team responding to current customer needs and another team focusing on new development to broaden our product offerings. This enhanced engineering approach should enable Qualstar to serve its current customer needs while allowing us the opportunity to expand in the new market verticals.

Turning to slide 25 and 26, as we know from our experience, restructuring activity takes time and enormous amount of energy, focus, and requires the investment in the form of one-time charges which will not repeat. In total, we had nearly $4.3 million or $0.35 per share in one-time charges through the third quarter this year related to restructuring of the business.

Of this, the outsourcing and manufacturing was most meaningful. It required non-cash charges of approximately $1.4 million for the write-off of our building lease expenses and $600,000 for the write-off of inventory and scrap parts, as well as the move to CTS.

However, it only took a little over $1 million in cash charges, $600,000 for wage and severance charges and $300,000 of contract labor to reconfigure our operations and $160,000 in recruiting expenses. The remainder $700,000 of charges were associated with BKF's attempts to take control of Qualstar.

One additional impact to the financial statements for this fiscal year came as a result of our change in revenue recognition for our service business whereby we deferred revenue of approximately $500,000 during the third fiscal quarter which had an equal negative impact to the third quarter result. We expect service revenues to build over time as we amortize them over the light of their contracts versus taking all of the revenue upfront.

As you can see on the balance sheet on slide 27, the $2 million decrease in inventory over the past nine months has helped fund some of our turnaround efforts. The only inventory we will have on hand going forward will be [spares] which will allow us to be incredibly working capital-efficient. Our balance sheet gives us plenty of runway to fund our growing business over the next several years and I have every confidence that we should begin generating positive cash flows.

As we approach breakeven, the beauty of this company is that cash breakeven is the same as breakeven and we don't have a lot of depreciation and amortization.

On slide 28, having taken the majority of the needed steps to reposition our company for the future, we continue to keep the objectives of revenue growth and profitability in sight. We would not be giving Qualstar every opportunity to succeed if we were not seeking inorganic growth as well. These opportunities can range from complementary product lines, adjacent markets and expanding outside of our markets through geographic diversification.

Turning to the future, on slides 29 and 30, with our new structure coming together, fiscal 2014 will be focused on sales growth and new products. Expanding our standard sales channels is our primary objective while we are pursuing several other alternative channels on the form of tier one partners and possible OEMing of our product line. With our storage product refresh complete, we are targeting new storage products and power products for launch in fiscal 2015 and '16.

On the operations front, we plan to complete the migration of our XLS product line manufacturing to CTS and sell them our existing XLS inventory components and subassemblies while also optimizing our forecasting and order processing for more effective production and partnerships with our suppliers.

To summarize, on slide 31, Qualstar has undergone a tremendous transformation in just a year's time which is certainly the fastest transition that I have partaken in. As we sit here today, we have built upon the company's industry leading products by optimizing our infrastructure to establish sustainable, focused models targeted to deliver high margins and variable cost structure from which we can now cost-effectively and proactively pursue growth opportunities and markets.

Make no mistake, there is more work to be done, but with a cohesive management team and an active board in place, we are positioning Qualstar to take advantage of the opportunities ahead and deliver the highest possible value to you, our shareholders. I would like to thank each of you for your patience and support and belief in our enhanced management team and strengthened board as we position Qualstar for a bright future.

With the transformation well underway, we're excited to move ahead with the energy of a startup and produce improved financial results in fiscal 2014 and beyond. While we would expect the normal challenges of any business moving forward, we're eager to begin capitalizing on the strategy we have in place realizing the potential of Qualstar's business.

Thank you for your time today. And I would now like to open up the call for questions. Operator?

+++ q-and-a

Operator: Thank you. We will now begin the question and answer session. In order to allow time for everyone in the queue, please limit yourself to one question per person. (Operator Instructions). We have no questions at this time. Larry Firestone, do you have any closing remarks?

Larry Firestone: I do. Thank you, operator. In closing, last year we expressed to our shareholders that we would change the business and turn it around. This is not like remodeling a house where you can gut the place and then start building.

We ran the company while we completely changed the structure and today, we have a vastly different business model and one that can perform at a very high level given the chance. I don't know of a company that has completely turned itself around in less than one year, but maybe that company exists. Our platform today is that we want to expand the channel and grow revenue on both sides of the house, accelerate the engineering efforts that we have underway, finish the outsourcing of the XLS and service remanufacturing which will ultimately drive profitability and cash flow.

Thank you very much for joining our call. And we encourage you all to vote the WHITE Proxy Card. Thank you very much.

Operator: Thank you, ladies and gentlemen. This concludes today's conference. Thank you for participating. And you may now disconnect.